Exhibit 99.1

For Immediate Release: July 20, 2006

Occidental Petroleum Announces 22% Quarterly Dividend Increase, Expansion of Share Repurchase Program and 2-For-1 Stock Split

LOS ANGELES — Occidental Petroleum Corporation (NYSE: OXY) announced today that its Board of Directors has increased the quarterly dividend to $.44 per share of common stock on a pre-split basis, compared to the previous quarterly rate of $.36 per share.  The dividend will be payable on October 15, 2006 to all stockholders of record on September 8, 2006.  The Board also increased the number shares authorized for the previously announced share repurchase program to 20 million pre-split shares, leaving approximately 10 million pre-split shares to be repurchased from time to time in the open market or otherwise.  The share repurchases will continue to be funded solely from available cash from operations.  In addition, the Board authorized a two-for-one split of its common stock. The stock split will be payable on August 15, 2006 as a dividend of one share per each share held on the record date of August 1, 2006.

“The two-for-one stock split will make Occidental’s stock more accessible to a broader range of investors,” said Dr. Ray R. Irani, Chairman, President and Chief Executive Officer.  “The 22-percent increase in the quarterly dividend rate comes nine months after the last increase and is the fifth rate increase since 2002.  Since the share repurchase program was initiated last February, approximately 10 million shares have been repurchased through June 30.  The decisions to raise the dividend rate and to expand the share repurchase program are in keeping with our commitment to deliver top quartile total returns to our stockholders.  These decisions also reflect our confidence in the company’s ability to continue delivering strong financial and operational results throughout the business cycle.”

Statements in this release that contain words such as “will,” “expect” or “estimate,” or otherwise relate to the future, are forward-looking and involve risks and uncertainties that could significantly affect expected results.  Factors that could cause results to differ materially include, but are not limited to: exploration risks such as drilling of unsuccessful wells, global commodity pricing fluctuations and supply/demand considerations for oil, gas and chemicals; higher-than-expected costs; political risk; and not successfully completing (or any material delay in) any expansion, capital expenditure, acquisition, or disposition.  You should not place undue reliance on these forward-looking statements which speak only as of the date of this filing. Unless legally required, Occidental does not undertake any obligation to update any forward-looking statements as a result of new information, future events or otherwise.  U.S. investors are urged to consider carefully the disclosure in Occidental’s Form 10-K, available through the following toll-free telephone number, 1-888-OXYPETE (1-888-699-7383) or on the Internet at http://www.oxy.com. You also can obtain a copy from the SEC by calling 1-800-SEC-0330.

-0-

Contacts:  Lawrence P. Meriage (media)
           310-443-6562
           Kenneth J. Huffman (investors)
           212-603-8183
           On the Web: www.oxy.com